EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 7, 2018 with respect to the combined carve-out financial statements of the Orion Target Businesses for the years ended December 31, 2017 and 2016 incorporated by reference from the Form 8-K of Medical Transcription Billing, Corp. in the Registration Statement on Form S-1, as amended (File No. 333-227524), which is incorporated by reference in this Registration Statement on Form S-1MEF. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ Montgomery Coscia Greilich LLP

Plano, Texas
October 10, 2018